Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

TATE CAPITAL COMPANY

This Certificate of Trust of Tate Capital Company (the "Trust") has been duly executed and is being filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").

1.       Name. The name of the statutory trust formed by this Certificate of Trust is "Tate Capital Company".

2.       Delaware Trustee. The name and the address of the trustee of the Trust having a principal place of business in the State of Delaware are Wilmington Trust, National Association, 1100 North Market Street, Suite 1300, Wilmington, DE 19801.

3.       Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustees have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua, not in his individual capacity but solely as trustee

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as trustee

By:	/s/ David B. Young
Name:	David B. Young
Title:	Vice President

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Tate Capital Company

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name Tate Capital Company shall be changed to Kennedy Lewis Capital Company.

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective Upon Filing

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 23rd day of November, 2022 A.D.

By:	/s/ Anthony Pasqua
Trustee
Name:	Anthony Pasqua

(type or print)